    As filed with the Securities and Exchange Commission on February 25, 2000
                                                    REGISTRATION NO. 333-_______
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            -------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            -------------------------
                               F.N.B. CORPORATION
             (Exact name of Registrant as specified in its charter)

              PENNSYLVANIA                                       25-1255406
      (State or other jurisdiction                            (I.R.S. Employer
   of incorporation or organization)                         Identification No.)

                              ONE F.N.B. BOULEVARD
                          HERMITAGE, PENNSYLVANIA 16148
                                 (724) 981-6000
               (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

                                 JOHN D. WATERS
                              ONE F.N.B. BOULEVARD
                          HERMITAGE, PENNSYLVANIA 16148
                                 (724) 981-6000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:


                              MARLON F. STARR, ESQ.
                         SMITH, GAMBRELL & RUSSELL, LLP
                     1230 PEACHTREE STREET, N.E., SUITE 3100
                             ATLANTA, GEORGIA 30309
                                 (404) 815-3753

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

       If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

       If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



================================================================================================================
    TITLE OF EACH CLASS         AMOUNT TO BE        PROPOSED MAXIMUM        PROPOSED MAXIMUM
    OF SECURITIES TO BE          REGISTERED          OFFERING PRICE        AGGREGATE OFFERING      AMOUNT OF
         REGISTERED                  (1)             PER SHARE (2)             PRICE (2)        REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------
Common Stock, par value        833,595 shares            $21.25               $17,713,894            $4,677
   $2.00 per share..........
================================================================================================================

(1) The shares of common stock are being registered hereby for the account of certain shareholders of F.N.B. Corporation. No other shares of common stock are being registered pursuant to this offering. Pursuant to Rule 416, this registration statement also covers such indeterminate number of additional shares of common stock as may be issued because of future stock dividends, stock distributions, stock splits, or similar capital readjustments.
(2) Estimated solely for the purpose of calculating the filing fee pursuant to Rule 457(c) under the Securities Act of 1933.


                            -------------------------

       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                 SUBJECT TO COMPLETION, DATED FEBRUARY 25, 2000

PROSPECTUS

                                 833,595 SHARES

                               F.N.B. CORPORATION

                                  COMMON STOCK


       This is a resale of F.N.B. Corporation common stock by certain of our shareholders. The shares offered by this prospectus include shares issued as consideration by FNB in the acquisitions of Roger Bouchard Insurance, Inc. and L. J. Kuder, Inc., and are offered by the former shareholders of those companies. In addition, certain persons who own warrants to purchase FNB common stock are offering for sale the shares to be issued to such persons upon the exercise of those warrants.

       The common stock is traded on the Nasdaq National Market under the symbol "FBAN." On February 23, 2000, the last reported sale price for the common stock, as reported on the Nasdaq National Market, was $21.25 per share.


          INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.


       PRICE TO THE PUBLIC: The selling shareholders may sell the common stock in one or more transactions through brokers in the over-the-counter market, in private transactions, or otherwise, at current market prices. Accordingly, sales prices will depend upon price fluctuations and the manner of sale.

       PROCEEDS TO SHAREHOLDERS: Proceeds to the selling shareholders will depend upon price fluctuations and the manner of sale.

       PROCEEDS TO FNB: FNB will not receive any of the cash proceeds from the sale of shares of common stock.

       UNDERWRITING DISCOUNT: The selling shareholders may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, brokerage commissions or similar fees in amounts which may vary from transaction to transaction. Such brokerage commissions and charges and the legal fees, if any, will be paid by the selling shareholders. FNB will bear all other expenses in connection with registering the shares being offered, which expenses are estimated to total approximately $35,000.



       NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

       YOU SHOULD NOTE THAT THESE SECURITIES ARE NOT BANK ACCOUNTS AND ARE NOT FEDERALLY INSURED BY THE FDIC OR ANY OTHER STATE OR FEDERAL AGENCY.

                                ----------------


                The date of this prospectus is February __, 2000

                              AVAILABLE INFORMATION

         FNB is subject to informational requirements of the Securities Exchange Act of 1934. In accordance with the 1934 Act, FNB files reports and other information with the Securities and Exchange Commission. Such reports and other information can be inspected and copied at the Public Reference Room maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-(800)-SEC-0330 for further information on the Public Reference Room. FNB's Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission's Internet site at http://www.sec.gov.

         FNB has filed a registration statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the common stock being offered. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained in this prospectus concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents previously filed with the Commission pursuant to the 1934 Act are hereby incorporated in this prospectus by reference:

         1.       FNB's Annual Report on Form 10-K for the year ended December
                  31, 1998;

         2. FNB's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

         3. FNB's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999;

         4. FNB's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999; and

         5.       FNB's Current Report on Form 8-K dated July 2, 1999.

         All documents filed by FNB pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus. Any information incorporated by reference shall be modified or superseded by any information contained in this prospectus or in any other document filed later with the Commission which modifies or supersedes such information. Any information that is modified or superseded shall become a part of this prospectus as the information has been so modified or superseded.

         We will provide without charge to each person to whom a prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this prospectus (excluding exhibits unless such exhibits are specifically incorporated by reference into such documents). Please direct such requests to Investor Relations Department, F.N.B. Corporation, One F.N.B. Boulevard, Hermitage, Pennsylvania 16148, telephone number (724) 981-6000.

             CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended. Forward-looking statements include the information concerning possible or assumed future results of operations of FNB and it subsidiaries. Also, when we use words such as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. Prospective investors should note that many factors, some of which are discussed elsewhere in this document and in the exhibits, could affect the future financial results of FNB and its subsidiaries and could cause the results to differ materially from those expressed in our forward-looking statements contained in this document or the exhibits. These factors include the following:

         -        Operating, legal and regulatory risks;

         - Economic, political and competitive forces affecting our financial services businesses; and

         - The risk that our analyses of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful.

The accompanying information contained in this prospectus, as well as in FNB's 1934 Act filings, identifies important additional factors that could adversely affect actual results and performance. Prospective investors are urged to carefully consider such factors.

        All forward-looking statements attributable to FNB are expressly qualified in their entirety by the foregoing cautionary statements.

                                  RISK FACTORS

         An investment in our common stock involves a high degree of risk. You should carefully consider the risks below and other information in this prospectus before deciding to invest in our common stock.

OUR STATUS AS A HOLDING COMPANY MAKES US DEPENDENT ON DIVIDENDS FROM OUR SUBSIDIARIES TO MEET OUR OBLIGATIONS.

         We are a holding company and conduct almost all of our operations through our subsidiaries. We do not have any significant assets other than the stock of our subsidiaries. Accordingly, we depend on the cash flows of our subsidiaries to meet our obligations. Our right to participate in any distribution of earnings or assets of our subsidiaries is subject to the prior claims of creditors of such subsidiaries. Under federal and state law, our bank subsidiaries are limited in the amount of dividends they can pay to us without prior regulatory approval. Also, bank regulators have the authority to prohibit our subsidiary banks from paying dividends if they think the payment would be an unsafe and unsound banking practice.

INTEREST RATE VOLATILITY COULD SIGNIFICANTLY HARM OUR BUSINESS.

         Our results of operations are materially affected by the monetary and fiscal policies of the federal government and the regulatory policies of governmental authorities. Our profitability is dependent to a large extent on our net interest income, which is the difference between our income on interest-earning assets, such as loans, and our expense on interest-bearing liabilities, such as deposits. A change in market interest rates will adversely affect our earnings if market interest rates change such that the interest we pay on interest-bearing liabilities increases faster than the interest we earn on loans and investments. Consequently, we are particularly sensitive to interest rate fluctuations.

OUR RESULTS OF OPERATIONS ARE SIGNIFICANTLY AFFECTED BY THE ABILITY OF OUR BORROWERS TO REPAY THEIR LOANS.

         Lending money is an essential part of the banking business. However, borrowers do not always repay their loans. The risk of non-payment is affected by:

         -        credit risks of a particular borrower;

         -        changes in economic and industry conditions;

         -        the duration of the loan; and

         - in the case of a collateralized loan, uncertainties as to the future value of the collateral.

Generally, commercial/industrial, construction and commercial real estate loans present a greater risk of non-payment by a borrower than other types of loans. Our focus on making these types of loans will make us more susceptible to the risk of non-payment than other banking companies with a more diversified loan portfolio.

OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS WOULD BE ADVERSELY AFFECTED IF OUR ALLOWANCE FOR LOAN LOSSES IS NOT SUFFICIENT TO ABSORB ACTUAL LOSSES.

         There is no precise method of predicting loan losses. We can give no assurance that our allowance for loan losses is or will be sufficient to absorb actual loan losses. Excess loan losses could have a material adverse effect on our financial condition and results of operations. We attempt to maintain an appropriate allowance for loan losses to provide for potential losses in our loan portfolio. We periodically determine the amount of the allowance for loan losses based upon consideration of several factors, including:

         - an ongoing review of the quality, mix and size of the overall loan portfolio;

         -        historical loan loss experience;

         -        evaluation of non-performing loans;

         - assessment of current economic conditions and their effects on the existing portfolio; and

         - the amount and quality of collateral, including guarantees, securing loans.

OUR FINANCIAL CONDITION MAY BE ADVERSELY AFFECTED BY OUR INABILITY TO ATTRACT SUFFICIENT DEPOSITS TO FUND OUR ANTICIPATED LOAN GROWTH.

         We need to attract significant levels of deposits to fund our loan growth. Our ability to attract and maintain such deposit levels will depend on our ability to attract new deposit customers. To the extent that funds generated by our deposit customers are insufficient to fund our loan growth, we may raise additional funds through public or private financings. We can give no assurance that we would be able to obtain these funds on terms that are favorable to us.

WE COULD EXPERIENCE SIGNIFICANT DIFFICULTIES AND COMPLICATIONS IN CONNECTION WITH OUR GROWTH.

         We have grown significantly over the last few years and may seek to continue to grow by acquiring financial institutions and branches as well as non depository entities engaged in permissible activities for our financial institution subsidiaries. However, the market for acquisitions is highly competitive. We may not be as successful in the future as we have been in the past in identifying financial institution and branch acquisition candidates, integrating acquired institutions or preventing deposit erosion at acquired institutions or branches.

         We may encounter unforeseen expenses, as well as difficulties and complications in integrating expanded operations and new employees without disruption to overall operations. In addition, rapid growth may adversely affect our operating results because of many factors, including start-up costs, diversion of management time and resources, asset quality and required operating adjustments. We may not successfully integrate or achieve the anticipated benefits of our growth.

WE COULD BE ADVERSELY AFFECTED BY CHANGES IN THE LAW, ESPECIALLY CHANGES DEREGULATING THE BANKING INDUSTRY.

         We (and our subsidiaries) operate in a highly regulated environment and are subject to supervision and regulation by several governmental regulatory agencies, including the Federal Reserve Board, the Office of the Comptroller of the Currency, the FDIC and the Pennsylvania Department of Banking. Regulations are generally intended to provide protection for depositors and customers rather than for the benefit of investors. We are subject to changes in federal and state law, regulations, governmental policies, income tax laws and accounting principles. Deregulation could adversely affect the banking industry as a whole and may limit our growth and the return to investors by restricting such activities as:

         -        the payment of dividends;

         -        mergers with or acquisitions by other institutions;

         -        investments;

         -        loans and interest rates;

         -        providing securities, insurance or trust services; and

         - the types of non-deposit activities that our financial institution subsidiaries may engage in.

         In addition, legislation may change present capital requirements, which would restrict our activities and require us to maintain additional capital. We cannot predict what changes, if any, federal and state agencies will make to existing federal and state legislation and regulations or the effect that such changes may have on our business.

OUR RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED DUE TO SIGNIFICANT COMPETITION.

         We may not be able to compete effectively in our markets, which could adversely affect our results of operations. The banking and financial service industry in each of our market areas is highly competitive. The increasingly competitive environment is a result of:

         -        changes in regulation;

         -        changes in technology and product delivery systems; and

         - the accelerated pace of consolidation among financial services providers.

         We compete for loans, deposits and customers with various bank and non-bank financial service providers, many of which are larger in terms of total assets and capitalization, have greater access to capital markets and offer a broader array of financial services than do we. Competition with such institutions may cause us to increase our deposit rates or decrease our interest rate spread on loans we originate.

YEAR 2000 DATA PROCESSING PROBLEMS COULD INTERRUPT AND HURT OUR OPERATIONS.

         During 1999, management completed the process of preparing for the Year 2000 date change. This process involved identifying and remediating problems in computer systems, software and other operating equipment, working with third parties to address their Year 2000 issues, and developing contingency plans to address potential risks in the event of Year 2000 failures. To date, neither FNB nor any of its subsidiaries has experienced any problems related to the Year 2000 issue.

         Although considered unlikely, unanticipated problems in FNB's core business processes, including problems associated with non-compliant third parties and disruptions to the economy in general could still occur despite efforts to date to remediate affected systems and develop contingency plans. Management will continue to monitor all business processes, including interaction with FNB's customers, vendors and other third parties, throughout 2000 to address any issues and ensure all processes continue to function properly. In the event that our customers, vendors and other third parties suffer adverse effects as a result of the Year 2000 issue, their ability to meet their obligations to us may be adversely affected, which, in turn, could adversely affect our operations.

                                   THE COMPANY

GENERAL

         F.N.B. Corporation is a bank holding company organized under the laws of the Commonwealth of Pennsylvania and headquartered in Hermitage, Pennsylvania. FNB provides a broad range of financial services to its customers through its bank and consumer finance subsidiaries in Pennsylvania, southwestern Florida, eastern Ohio, southwestern New York, Tennessee and Kentucky. FNB's main office is located at One F.N.B. Boulevard, Hermitage, Pennsylvania 16148 and its telephone number is (724) 981-6000. Shares of FNB are traded on the Nasdaq Stock Market under the symbol "FBAN."

         FNB was formed in 1974 as the holding company of First National Bank of Pennsylvania, which at that time was FNB's sole subsidiary. Since its formation, FNB has acquired and currently operates eight other bank subsidiaries and one consumer finance company in Pennsylvania, southwestern Florida, eastern Ohio, southwestern New York, northern and central Tennessee and southwest Kentucky. At December 31, 1999, FNB had approximately $3.7 billion in consolidated assets, approximately $2.9 billion in deposits and 131 offices. For the year ended December 31, 1999, FNB reported net income of $39.3 million, or $1.80 per share.

         FNB, through its subsidiaries, provides a full range of financial services, principally to consumers and small- to medium-sized businesses in its market areas. FNB's business strategy has been to focus primarily on providing quality, community-based financial services adapted to the needs of each of the markets it serves. FNB has emphasized its community orientation by generally preserving the names and local boards of directors of its subsidiaries, by allowing its subsidiaries autonomy in decision-making and thus enabling them to respond to customer requests more quickly, and by concentrating on transactions within its market areas. However, while FNB has sought to preserve the identities and autonomy of its subsidiaries, it has established centralized credit analysis, loan review, investment, audit and data processing functions. The centralization of these processes has enabled FNB to maintain consistent quality of these functions and to achieve certain economies of scale.

         FNB's lending philosophy is to minimize credit losses by following uniform credit approval standards (which include independent analysis of realizable collateral value), diversifying its loan portfolio, maintaining a relatively modest average loan size and conducting ongoing review and management of the loan portfolio. FNB is an active residential mortgage lender, and its commercial loans are generally to established local businesses. FNB does not have a significant amount of construction loans, and has no highly leveraged transaction loans or loans to foreign countries.

         No material portion of the deposits of FNB's bank subsidiaries has been obtained from a single or small group of customers, and the loss of any customer's deposits or a small group of customers' deposits would not have a material adverse effect on the business of FNB.

         FNB has four other operating subsidiaries, Penn-Ohio Life Insurance Company ("Penn-Ohio"), Mortgage Service Corporation, F.N.B. Building Corporation and F.N.B. Investment Corporation. Penn-Ohio underwrites, as a reinsurer, credit life and accident and health insurance sold by FNB's subsidiaries. These activities are incidental to FNB's banking business. Mortgage Service Corporation services mortgage loans for unaffiliated financial institutions and F.N.B. Building Corporation owns real estate that is leased to certain of its affiliates. F.N.B. Investment Corporation holds equity securities and other miscellaneous assets on behalf of FNB.

         On August 20, 1999, FNB completed the acquisition of Gelvin, Jackson & Starr , Inc., a licensed insurance agency headquartered in Meadville, Pennsylvania. In connection with the acquisition of GJS, FNB issued 163,496 shares to the former shareholders of GJS in exchange for all of the outstanding shares of GJS common and preferred stock. The FNB board believes that the acquisition of GJS has provided FNB with a strategic entry into the insurance agency business. On December 7, 1999, FNB completed the acquisition of Roger Bouchard Insurance, Inc., a licensed insurance agency headquartered in Clearwater, Florida, through its wholly-owned subsidiary, First National Bank of Florida. In connection with the acquisition of Bouchard, FNB issued approximately 649,056 shares of FNB Common Stock to the former shareholders of Bouchard in exchange for all of the outstanding shares of Bouchard common stock. These shares are a portion of the shares being offered for sale pursuant to this prospectus. The FNB board believes that the recent acquisition of Bouchard will complement and support FNB's entry into the insurance agency business and will provide FNB with an opportunity to expand its insurance agency business in the Florida market.

         On February 18, 2000, FNB completed the acquisition of L.J. Kuder, Inc., a licensed insurance agency located in Greenville, Pennsylvania. In connection with the acquisition of L.J. Kuder, Inc., FNB issued approximately 35,965 shares, which shares are being offered for sale pursuant to this prospectus.

         As of December 31, 1999, FNB and its subsidiaries had approximately 1,737 full-time equivalent employees.

         As part of its operations, FNB regularly evaluates the potential acquisition of, and holds discussions with, various financial institutions and other businesses of a type eligible for bank holding company investment. In addition, FNB regularly analyzes the values of, and submits bids for, the acquisition of customer-based funds and other liabilities and assets of such financial institutions and other businesses. As a general rule, FNB publicly announces such material acquisitions when a definitive agreement has been reached.

                              SELLING SHAREHOLDERS

         Except as otherwise indicated, the following table sets forth certain information regarding the beneficial ownership of our common stock as of February 21, 2000 by the shareholders of the Company who are offering securities pursuant to this prospectus. Beneficial ownership includes shares for which an individual, directly or indirectly, has or shares, voting or investment power or both. All of the listed persons have sole voting and investment power over the shares listed opposite their names unless otherwise indicated in the notes below. The numbers in the table include fractional share interests which have been rounded to the nearest whole share.


                                                           BEFORE THE OFFERING                        AFTER THE OFFERING (2)
                                                      -----------------------------         ---------------------------------------
                                                         NUMBER                             SECURITIES TO       NUMBER
NAME OF BENEFICIAL                                    BENEFICIALLY         PERCENT              BE SOLD      BENEFICIALLY  PERCENT
      OWNER                                            OWNED (1)           OF CLASS           IN OFFERING        OWNED     OF CLASS
------------------                                    ------------         --------         -------------    ------------  --------
Shares issued in acquisition of
   Roger Bouchard Insurance, Inc.
   Richard E. Bouchard ..........................        190,134                *               190,134              0        0
   Tim A. Bouchard ..............................        190,134                *               190,134              0        0
   John R. Bouchard .............................        190,134                *               190,134              0        0
   Michael D. Hamby .............................         30,154                *                30,154              0        0
   Marie B. McClung .............................         25,133                *                25,133              0        0
   Delores B. Moore .............................         18,846                *                18,846              0        0
   Roger O. Bouchard, Jr ........................          1,508                *                 1,508              0        0
   Ralph A. Bouchard ............................          1,508                *                 1,508              0        0
   Terry Boekenoogen ............................          1,508                *                 1,508              0        0

Shares issued in acquisition of L.J. Kuder, Inc.
   L.J. Kuder ...................................         34,111                *                34,111              0        0
   William Fisher ...............................          1,854                *                 1,854              0        0

To be sold upon exercise of Southwest Banks
   Warrants (a)
   James S. Lindsay .............................         45,765(3)             *                   503         45,262        *
   Dor-J's c/o  James S. Lindsay ................         73,582                *                10,061         63,521        *
   Donald W. Major ..............................         41,079(4)             *                 4,276         36,803        *
   Mr. & Mrs. Richard C. Myers ..................         80,926(5)             *                11,067         69,859        *
   Joseph R. Pelletier ..........................         20,713(6)             *                 5,031         15,682        *
   James R. Rehak ...............................         22,732(7)             *                 4,663         18,069        *
   Larry A. Wynn ................................          3,773(8)             *                 3,773              0        *
   The Wynn Family Partnership ..................         43,551                *                 6,791         36,760        *
   Larry A. Wynn as Custodian for Jessica N. Wynn          1,333                *                   252          1,081        *
   Larry A. Wynn as Custodian for Angela Wynn ...          1,333                *                   252          1,081        *
   Richard L. Jaeger ............................          6,823(9)             *                 3,775          3,048        *
   Edward J. Mace ...............................         97,378(10)            *                 1,509         95,869        *
   Michelle D. Mace .............................          1,509                *                 1,509              0        *
   Peter Mortensen ..............................        180,243(11)            *                 1,761        178,482        *
   Arlene M. Nichols ............................          8,266(12)            *                 7,546            720        *
   Anita M. Pittman & Brown Brothers
      Harriman Trust Co. of Florida .............         77,470                *                11,067         66,403        *
   Michael E. Watkins ...........................          5,021(13)            *                   628          4,393        *



                                                           BEFORE THE OFFERING                        AFTER THE OFFERING (2)
                                                      -----------------------------         ---------------------------------------
                                                         NUMBER                             SECURITIES TO       NUMBER
NAME OF BENEFICIAL                                    BENEFICIALLY         PERCENT              BE SOLD      BENEFICIALLY  PERCENT
      OWNER                                            OWNED (1)           OF CLASS           IN OFFERING        OWNED     OF CLASS
------------------                                    ------------         --------         -------------    ------------  --------

   The Watkins Family Trust .....................          5,104              *                     840          4,264        *
   The William E. Barnett Trust .................          6,219              *                   6,219              0        0
   The Robert I. Beckler Trust ..................          9,432              *                   9,432              0        0
   Dr. and Mrs. Nicholas P. Klokochar ...........          5,534              *                   5,534              0        0

To be sold upon exercise of West Coast Bancorp
   warrants (b)
   Patricia A. Hazlett ..........................            725(14)          *                     500            225        *
   Angela M. Geml ...............................            572              *                     525             47        *
   Robert C. Adamski u/t/d 10/3/85 ..............         10,212              *                  10,212              0        0
   Joseph G. Howard .............................         20,719(15)          *                  10,212         10,507        *
   The James B. McMenamy and Terry N ............
       McMenamy Revocable Trust .................         10,212              *                  10,212              0        0
   The H. Frank Simonds, Jr. Revocable Trust ....         10,316              *                  10,212            104        *
   Jeffrey C. Ledward ...........................         11,007(16)          *                  10,212            795        *
                                                         -------                                -------        -------

   Total ........................................      1,486,573             7.1%               833,595        652,975        3.1%

------------------

         *        Less than 1% of outstanding shares.

         (a) On January 21, 1997, FNB acquired Southwest Banks, Inc. Prior to its acquisition, Southwest Banks had outstanding warrants to purchase Southwest Banks, Inc. common stock. These warrants had been issued to certain individuals in consideration of their efforts in organizing Southwest Banks. In connection with the acquisition of Southwest Banks, the warrants were converted into the right to purchase shares of FNB Common Stock. These warrants are exercisable at a price of $5.93 per share and expire on June 19, 2001. As of the date of this prospectus, an aggregate of 15,865 of the warrants have been exercised and 80,625 remain outstanding held by the 21 persons listed in the table. This prospectus relates solely to the resale of shares underlying the warrants and does not cover any other shares owned by such person.

         (b) On April 18, 1997, FNB acquired West Coast Bancorp, Inc. Prior to its acquisition, West Coast Bancorp had outstanding certain warrants to purchase West Coast Bancorp Inc. common stock. These warrants were issued to certain individuals in consideration of their efforts in organizing West Coast Bancorp. In connection with the acquisition of West Coast Bancorp, the warrants were converted into the right to purchase shares of FNB Common Stock. These warrants are exercisable at a price of $9.91 per share and expire on December 17, 2003. As of the date of this prospectus, an aggregate of 31,136 of the warrants have been exercised and 20,949 remain outstanding held by the seven persons listed in the table. This prospectus relates solely to the resale of shares underlying the warrants and does not cover any other shares owned by such person.

         (1)      Assuming the exercise of 100% of warrants held.

         (2)      Assuming all shares are sold.

         (3) Includes 11,480 shares owned by Mr. Lindsay as custodian for his children and 1,214 shares held by Mr. Lindsay as trustee for his mother. Mr. Lindsay serves as a director of FNB and First National Bank of Naples.

         (4) Mr. Major serves as a director of First National Bank of Naples.

         (5) Includes 2,175 shares owned by Mr. Myers as trustee for his two sons and 6,523 shares owned by Mr. Myers as trustee for his six grandchildren. Mr. Myers serves as a director of FNB and First National Bank of Naples.

         (6) Mr. Pelletier serves as a director of First National Bank of Naples.

         (7) Includes 20,888 shares owned jointly with Mr. Rehak's spouse and 67 shares owned by Mr. Rehak's spouse. Mr. Rehak serves as a director of First National Bank of Naples.

         (8) Mr. Wynn serves as a director of First National Bank of Naples.

         (9) Includes 993 shares owned by Mr. Jaeger's spouse, 856 shares owned by Mr. Jaeger's children, and 206 shares owned by Mr. Jaeger as trustee for his childrens' trust. Mr. Jaeger serves as a director of First National Bank of Naples.

   (10) Includes 395 shares owned by Mr. Mace as custodian for Mr. Mace's children 5,251 shares held by Mr. Mace as trustee for certain unrelated beneficiaries; 22,191 shares held by the Ribek Corporation Defined Contribution Pension Trust of which Mr. Mace is a Trustee; and 54,886 shares owned by Ribek Corporation of which Mr. Mace is Chief Operating Officer. Mr. Mace serves as a director of FNB and First National Bank of Naples.

   (11) Mr. Mortensen serves as Chairman of the Board and Chief Executive Officer of FNB as well as a director of First National Bank of Pennsylvania, Metropolitan National Bank and First National Bank of Naples. Includes 77,462 shares owned by Mr. Mortensen as general partner of a family partnership. Does not include shares awarded as an employer matching contribution as a part of the Corporation's 401(k) plan.

   (12)    Includes 720 shares owned by Ms. Nichols' spouse.

   (13)    Mr. Watkins serves as a director of First National Bank of Naples.

   (14)    Includes 210 shares owned jointly with Ms. Hazlett's spouse.

   (15) Includes 9,707 shares owned jointly with Mr. Howard's spouse and 800 shares owned by Mr. Howard as custodian for his children. Mr. Howard serves as a director of Cape Coral National Bank.

   (16)    Mr. Ledward serves as a director of First National Bank of Ft.
           Meyers.

                                 USE OF PROCEEDS

         FNB will not receive any of the cash proceeds from the sale of shares of our common stock by the selling shareholders. FNB will, however, receive aggregate proceeds of approximately $1,088,333 upon the exercise of the warrants described under "Selling Shareholders."

                        DESCRIPTION OF FNB CAPITAL STOCK

FNB COMMON STOCK

         GENERAL. FNB is authorized to issue 100,000,000 shares of Common Stock, of which 20,884,588 shares were outstanding as of December 31, 1999. FNB Common Stock is traded on the Nasdaq National Market under the trading symbol "FBAN." FNB provides transfer agent and registrar services for FNB Common Stock.

         As of December 31, 1999, 2,270,716 shares of FNB Common Stock were reserved for issuance under various employee benefit plans, and the voluntary dividend reinvestment plan of FNB. After taking into account the shares reserved as described above, the number of authorized shares of FNB Common Stock available for other corporate purposes as of December 31, 1999 was 76,844,696. Since that date, 685,021 additional shares have been reserved for issuance in connection with the purchase of Bouchard and L.J. Kuder, Inc.

         VOTING AND OTHER RIGHTS. The holders of FNB Common Stock are entitled to one vote per share, and, in general, a majority of votes cast with respect to a matter is sufficient to authorize action upon routine matters. Directors are elected by a plurality of the votes cast, and each shareholder entitled to vote in such election is entitled to vote each share of stock for as many persons as there are directors to be elected. In elections for directors, shareholders do not have the right to cumulate their votes. The FNB Series A Preferred Stock (as defined herein) votes as a class with the FNB Common Stock. See "-- FNB Preferred Stock."

         In the event of liquidation, holders of FNB Common Stock would be entitled to receive pro rata any assets legally available for distribution to shareholders with respect to shares held by them, subject to any prior rights of any FNB Preferred Stock (as defined and described below) then outstanding.

         FNB Common Stock does not have any preemptive rights, redemption privileges, sinking fund privileges or conversion rights.

         DISTRIBUTIONS. The holders of FNB Common Stock are entitled to receive such dividends or distributions as the FNB Board may declare out of funds legally available for such payments. The payment of distributions by FNB is subject to the restrictions of Pennsylvania law applicable to the declaration of distributions by a business corporation. Under Pennsylvania law, a corporation generally may not authorize and make distributions if, after giving effect thereto, it would be unable to meet its debts as they become due in the usual course of business or if the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if it were to be dissolved at the time of distribution, to satisfy claims upon dissolution of shareholders who have preferential rights superior to the rights of the holders of its common stock. In addition, the payment of distributions to shareholders is subject to any prior rights of outstanding FNB Preferred Stock. Share dividends, if any are declared, may be paid from authorized but unissued shares.

         The ability of FNB to pay distributions is affected by the ability of its subsidiaries to pay dividends. The ability of FNB's subsidiaries, as well as of FNB, to pay dividends in the future is influenced, among other things, by bank regulatory requirements and capital guidelines.

FNB PREFERRED STOCK

         GENERAL. FNB has authorized 20,000,000 shares of preferred stock, $10.00 par value (the "FNB Preferred Stock"). The FNB Board has the authority to issue FNB Preferred Stock in one or more series and to fix the dividend rights, dividend rate, liquidation preference, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), and the number of shares constituting any such series, without any further action by the shareholders unless such action is required by applicable rules or regulations or by the terms of other outstanding series of FNB Preferred Stock. Any shares of FNB Preferred Stock which may be issued may rank prior to shares of FNB Common Stock as to payment of dividends and upon liquidation. FNB had 19,848 shares of FNB Series A Preferred Stock (the "FNB Series A Preferred Stock") issued and outstanding as of December 31, 1999 and 187,611 shares of FNB Series B 7 1/2% Cumulative Convertible Preferred Stock (the "FNB Series B Preferred Stock") issued and outstanding as of December 31, 1999.

         THE FOLLOWING SUMMARY OF THE FNB SERIES A PREFERRED STOCK AND FNB SERIES B PREFERRED STOCK IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE DESCRIPTION THEREOF CONTAINED IN THE FNB CHARTER ATTACHED AS EXHIBIT 3.1 TO FNB'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996.

         FNB SERIES A PREFERRED STOCK. The FNB Series A Preferred Stock was created for the purpose of acquiring Reeves Bank. Holders of the FNB Series A Preferred Stock are entitled to 5.1 votes for each share held (as adjusted for the FNB Stock Dividend). The holders of the FNB Series A Preferred Stock do not have cumulative voting rights in the election of directors. Dividends on the FNB Series A Preferred Stock are cumulative from the date of issue and are payable at a rate of $.42 per share each quarter. The FNB Series A Preferred Stock is convertible at the option of the holder into shares of FNB Common Stock having a market value of $25.00 at the time of conversion. FNB has the right to require the conversion of the balance of all outstanding shares at the conversion rate. During 1999, 870 shares of the FNB Series A Preferred Stock were converted to 871 shares of FNB Common Stock. At December

31, 1999, 20,462 shares of FNB Common Stock were reserved by FNB for the conversion of the remaining 19,848 outstanding shares.

         FNB SERIES B PREFERRED STOCK. The FNB Series B Preferred Stock was issued during 1992 for the purpose of raising capital for the acquisition of 13 banking branches in the Erie, Pennsylvania area. Holders of the FNB Series B Preferred Stock have no voting rights. Dividends on the FNB Series B Preferred Stock are cumulative from the date of issue and are payable at a rate of $.46875 per share each quarter. The FNB Series B Preferred Stock has a stated value of $25.00 per share and is convertible at the option of the holder at any time into shares of FNB Common Stock at a price of $11.09 per share. FNB has the right to redeem the FNB Series B Preferred Stock for cash on or after May 15, 1996, as set forth in the prospectus dated May 8, 1992. During 1999, 26,056 shares of FNB Series B Preferred Stock were converted to 68,893 shares of FNB Common Stock. At December 31, 1999, 466,413 shares of FNB Common Stock were reserved by FNB for the conversion of the remaining 187,611 outstanding shares of FNB Series B Preferred Stock.

                              PLAN OF DISTRIBUTION


         FNB is registering the shares on behalf of the selling shareholders. Selling shareholders include donees and pledgees selling shares received from a named selling shareholder after the date of this prospectus. All costs, expenses and fees in connection with the registration of the shares offered by this prospectus will be borne by FNB. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling shareholders.

         Sales of shares may be effected by selling shareholders from time to time in one or more types of transactions (which may include block transactions) on Nasdaq, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers.

         The selling shareholders have advised FNB that they have not entered into any agreements, understandings or arrangements with any underwriters or brokers-dealers regarding the sale of their securities. In addition, there is not an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders.

         The selling shareholders may effect such transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both. The compensation paid as to a particular broker-dealer might be in excess of customary commissions.

         The selling shareholders and any broker-dealers that act in connection with the sale of shares might be deemed to be underwriters within the meaning of
Section 2(11) of the Securities Act. And, any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

         Because selling shareholders may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. FNB has informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

         Upon FNB being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Act. The supplement shall disclose (1) the name of each such selling shareholder and of the participating broker-dealer(s), (2) the number of shares involved, (3) the price at which such shares were sold, (4) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (5) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (6) other facts material to the transaction. In addition, upon FNB being notified by a selling shareholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.


                                  LEGAL MATTERS

         Certain legal matters in connection with the offering are being passed upon for FNB by Smith, Gambrell & Russell, LLP, Suite 3100, 1230 Peachtree Street N.E., Atlanta, Georgia 30309.


                                     EXPERTS

         The consolidated financial statements of FNB at December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included in the Company's Current Report on Form 8-K dated July 2, 1999, and incorporated herein by reference. As to 1998, their report is based, in part, on the report of Bobbitt, Pittenger & Company, P.A., independent auditors, who audited Guaranty Bank & Trust Company. As to 1997, their report is based, in part, on the reports of Hacker, Johnson, Cohen & Grieb PA, independent auditors, who audited Seminole Bank and Citizens Holding Corporation and Bobbitt, Pittenger & Company, P.A., independent auditors, who audited Guaranty Bank & Trust Company. As to 1996, their report is based, in part, on the reports of Hill, Barth & King, LLC, independent auditors, who audited Southwest Banks, Inc., PricewaterhouseCoopers LLP, independent certified public accountants, who audited West Coast Bancorp, Inc., Hacker, Johnson, Cohen & Grieb PA, independent auditors, who audited Seminole Bank and Citizens Holding Corporation and Bobbitt, Pittenger & Company, P.A., independent auditors, who audited Guaranty Bank & Trust Company.

         The financial statements referred to above are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

================================================================================

       NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION AND REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FNB. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED BY THIS PROSPECTUS IN ANY JURISDICTION OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF FNB SINCE THE DATE HEREOF.





                           ---------------------------





                                TABLE OF CONTENTS


                                                                                                                 Page
                                                                                                                 ----
Available Information.............................................................................................  2
Incorporation of Certain
  Documents by Reference........................................................................................... 2
Cautionary Notice Regarding
  Forward-Looking Statements........................................................................................3
Risk Factors....................................................................................................... 4
The Company........................................................................................................ 7
Selling Shareholders............................................................................................... 9
Use of Proceeds....................................................................................................11
Description of FNB Capital Stock...................................................................................11
Plan of Distribution...............................................................................................13
Legal Matters..................................................................................................... 14
Experts........................................................................................................... 14



                              F. N. B. CORPORATION


                                 833,595 SHARES

                                  COMMON STOCK


                               P R O S P E C T U S



                                FEBRUARY __, 2000



                              ONE F.N.B. BOULEVARD
                          HERMITAGE, PENNSYLVANIA 16148
                                 (724) 981-6000


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Set forth below are estimates of the fees and expenses payable by the Company in connection with the offer and sale of the Common Stock:

                 SEC Registration Fee.....................................          $ 4,677
                 Blue Sky Qualification Fees and Expenses.................              500
                 Legal Fees and Expenses..................................           15,000
                 Accounting Fees and Expenses.............................            5,000
                 Transfer Agent Fees......................................                0
                 Printing, Materials, and Postage.........................            5,000
                 Miscellaneous Expenses...................................            4,823
                                                                                    -------

                         Total............................................          $35,000
                                                                                    =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Numbered Paragraph 6.b of the Articles of Incorporation, as amended, of F.N.B. Corporation provides as follows:

         Directors and Officers of the Corporation shall be indemnified as of right to the fullest extent now or hereafter permitted by law in connection with any actual or threatened action, suit or proceedings, civil, criminal, administrative, investigative or other (whether brought by or in the right of the Corporation or otherwise), arising out of their service to the Corporation or to another organization at the request of the Corporation, or because of their positions with the Corporation. Persons who are not Directors or Officers of the Corporation may be similarly indemnified in respect of such service to the extent authorized at any time by the Board of Directors of the Corporation. The Corporation may purchase and maintain insurance to protect itself and any such Director, Officer or other person against any liability, cost or expense asserted against or incurred by him in respect of such service, whether or not the Corporation would have the power to indemnify him against such liability by law or under the provisions of this paragraph. The provisions of this paragraph shall be applicable to persons who have ceased to be Directors or Officers, and shall inure to the benefit of the heirs, executors and administrators of persons entitled to indemnity hereunder.

     Article IX of the Bylaws of F.N.B. Corporation provides that the Corporation shall indemnify each director and officer of the Corporation and of its controlled subsidiaries made or threatened to be made a party to any civil, criminal, administrative action, suit or proceeding (whether brought by or in the name of the Corporation or otherwise) arising out of such director's or officer's service to the Corporation or to another organization at the Corporation's request against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such director and officer in connection with such action, suit or proceeding. Indemnification shall not be made with respect to actions, suits or proceedings where the act or omission giving rise to the claim for indemnification has been determined to have constituted willful misconduct or recklessness or where prohibited by law. In addition, expenses incurred by each director and officer in defending any such action, suit or proceeding, shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding if an undertaking (in form and scope satisfactory to the Corporation) shall have been furnished to the Corporation to repay amounts so advanced if and to the extent it shall ultimately be determined that such officer or director is not to indemnification and certain other conditions shall have been satisfied. The Corporation may purchase and maintain insurance, create a fund of any nature, grant a security interest or otherwise secure or insure in any manner its indemnification obligations.

     Article II, Section 17 of the Bylaws of F.N.B. Corporation provides that to the fullest extent permitted by law, no director of the Corporation shall be personally liable for monetary damages for any action taken, or any failure to take any action.

     Section 1741 of the Pennsylvania Business Corporation Law (the "Pennsylvania BCL") provides that a corporation shall (subject to the provisions described in the second succeeding paragraph) have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such persons in connection with the action or proceeding if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that such person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had reasonable cause to believe that his conduct was unlawful.

     Section 1742 of the Pennsylvania BCL provides that a corporation shall (subject to the provisions described in the succeeding paragraph) have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense of the settlement of the action if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. Indemnification shall not be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the court of common pleas of the county in which the registered office of the corporation is located or the court in which the action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court of common pleas or other court deems proper.

     Under Section 1744 of the Pennsylvania BCL, any such indemnification (unless ordered by a court) shall be made by the corporation only as authorized in a specific case upon a determination that indemnification of the representative is proper in the circumstances because such person has met the applicable standard of conduct. Such determination shall be made:

     (1) By the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding; or

     (2) If such quorum is not obtainable or, even if obtainable, a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

     (3) By the shareholders.

     Notwithstanding the above, Section 1743 provides that to the extent that a representative of the corporation has been successful on the merits or otherwise in defense of any action or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     Under Section 1745 of the Pennsylvania BCL, expenses (including attorneys' fees) incurred in defending any action or proceeding may be paid by the corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the representative to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the corporation.

     Section 1746 of the Pennsylvania BCL further provides that the indemnification provided by Sections 1741, 1742 and 1743 and the advancement of expenses provided by Section 1745 shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders, disinterested directors or otherwise, both as to action in his official capacity and as to action in other capacity while holding that office. A corporation may create a fund of any nature, which may, but need not be, under the control of a trustee, or otherwise secure or insure in any manner its indemnification obligations, whether arising under or pursuant to Section 1746 or otherwise. Indemnification pursuant to Section 1746 shall not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

     Indemnification pursuant to Section 1746 under any bylaw, agreement, vote of shareholders, or directors or otherwise may be granted for any action taken or any failure to take any action and may be made whether or not the corporation would have the power to indemnify the person under any other provision of law except as provided in such Section 1746 and whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the corporation. Section 1746 declares such indemnification to be consistent with the public policy of Pennsylvania.

     The foregoing is only a general summary of certain aspects of Pennsylvania law dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the relevant statutes which contain detailed specific provisions regarding the circumstances under which the person for whose benefit indemnification shall or may be made and accordingly are incorporated herein by reference as Exhibit 99.2 of this registration statement.

ITEM 16.  EXHIBITS.

     The following exhibits are filed with this Registration Statement.


           EXHIBIT NO.                         DESCRIPTION OF EXHIBIT
           -----------                         ----------------------
               5.1       Legal Opinion of James G. Orie, Corporate Counsel to the Company
              23.1       Consent of James G. Orie, Corporate Counsel to the Company (contained in his opinion at Exhibit 5.1)
              23.2       Consent of Ernst & Young LLP
              23.3       Consent of Hill, Barth & King, LLC
              23.4       Consent of PricewaterhouseCoopers LLP
              23.5       Consent of Hacker, Johnson, Cohen & Grieb PA
              23.6       Consent of Bobbitt, Pittenger & Company, P.A.
              24.1       Powers of Attorney (contained on signature page to this Registration
                          Statement)

ITEM 17.  UNDERTAKINGS

         (a)     The undersigned Registrant hereby undertakes:

                 (1) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hermitage, Commonwealth of Pennsylvania, on the 17th day of February, 2000.

                            F.N.B. CORPORATION

                            By: /s/ Peter Mortensen
                                ------------------------------------------------
                                Peter Mortensen (Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John D. Waters, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him, in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, including a registration statement filed under Rule 462(b) of the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the following capacities on the dates indicated.


              Signature                                          Title                                    Date
                                                                 -----                                    ----


        /s/ Peter Mortensen                           Chairman of the Board and                    February 17, 2000
----------------------------------------               Chief Executive Officer
          Peter Mortensen



          /s/ Gary L. Tice                            President, Chief Operating                   February 17, 2000
----------------------------------------                     and Director
            Gary L. Tice



       /s/ Stephen J. Gurgovits                              Vice Chairman                         February 17, 2000
----------------------------------------
         Stephen J. Gurgovits


          /s/ John D. Waters
----------------------------------------                 Vice President and Chief                  February 17, 2000
            John D. Waters                             Financial Officer (Principal
                                                     Financial and Accounting Officer)



         /s/ W. Richard Blackwood                                Director                          February 18, 2000
----------------------------------------
          W. Richard Blackwood



          /s/ Alan C. Bomstein                                   Director                          February 17, 2000
----------------------------------------
            Alan C. Bomstein



         /s/ William B. Campbell                                 Director                          February 17, 2000
----------------------------------------
          William B. Campbell




       /s/ Charles T. Cricks                                          Director                    February 18, 2000
----------------------------------------
         Charles T. Cricks



        /s/ Henry M. Ekker                                            Director                    February 17, 2000
----------------------------------------
       Henry M. Ekker, Esq.



                                                                      Director                    ___________, 2000
----------------------------------------
         James W. Lindsay



         /s/ Paul P. Lynch                                            Director                    February 17, 2000
----------------------------------------
          Paul P. Lynch



          /s/ Edward J. Mace                                          Director                    February 17, 2000
----------------------------------------
            Edward J. Mace



          /s/ Robert S. Moss                                          Director                    February 17, 2000
----------------------------------------
            Robert S. Moss



                                                                      Director                    ___________, 2000
----------------------------------------
           Richard C. Myers



                                                                      Director                    ___________, 2000
----------------------------------------
            William A. Quinn



           /s/ George A. Seeds                                        Director                    February 17, 2000
----------------------------------------
            George A. Seeds



        /s/ William J. Strimbu                                        Director                    February 17, 2000
----------------------------------------
          William J. Strimbu



       /s/ Archie O. Wallace                                          Director                    February 17, 2000
----------------------------------------
         Archie O. Wallace



        /s/ James T. Weller                                           Director                    February 17, 2000
----------------------------------------
          James T. Weller



         /s/ Eric J. Werner                                           Director                    February 17, 2000
----------------------------------------
        Eric J. Werner, Esq.



        /s/ R. Benjamin Wiley                                         Director                    February 17, 2000
----------------------------------------
         R. Benjamin Wiley



         /s/ Donna C. Winner                                          Director                    February 19, 2000
----------------------------------------
           Donna C. Winner

                                  EXHIBIT INDEX


         Exhibit
         Number                               Description of Exhibit
         -------                              ----------------------

           5.1                        Legal Opinion of James G. Orie, Corporate Counsel to the Company

          23.2                        Consent of Ernst & Young LLP

          23.3                        Consent of Hill, Barth & King, LLC

          23.4                        Consent of PricewaterhouseCoopers LLP

          23.5                        Consent of Hacker, Johnson, Cohen & Grieb PA

          23.6                        Consent of Bobbitt, Pittenger & Company, P.A.